Exhibit 99.(h)(1)(a)

January 27, 2015

Alan Goodson

Aberdeen Asset Management Inc.

1735 Market St.

32nd Floor

Philadelphia PA, 19103

VIA HAND DELIVERY

Dear Mr. Goodson,

Reference is made to the Administration Agreement made between Aberdeen Funds and Aberdeen Asset Management Inc. (the “Administrator”) dated as of February 7, 2008, as amended and supplemented (the “Agreement”).  Pursuant to the Agreement, this letter is to provide notice that the Board of Trustees of Aberdeen Funds approved the liquidation of the Aberdeen Core Fixed Income Fund (the “Fund”).  Such liquidation is expected to take place on or about February 12, 2015.

The Fund will require the services of the Administrator in winding up the affairs of the Fund, including completing final reporting and filing requirements for the Fund and any year-end tax related matters.  In order to ensure that appropriate amounts are retained by the Fund to pay amounts due to you as a Fund service provider, please provide a good faith estimate of your fees through the complete winding up of the Fund’s affairs.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to Aberdeen Asset Management Inc. and retaining one for your records.

Sincerely,

ABERDEEN FUNDS

		By:	/s/ Lucia Sitar
		Name:	Lucia Sitar
		Title:	Vice President

Acknowledged by:
ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name:	Alan Goodson
Title:	Vice President

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended December 10, 2014*

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.  If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund
Aberdeen China Opportunities Fund
Aberdeen Emerging Markets Fund
(formerly, Aberdeen Emerging Markets Institutional Fund)
Aberdeen International Equity Fund
Aberdeen Equity Long-Short Fund
Aberdeen Global Natural Resources Fund
Aberdeen Dynamic Allocation Fund
(formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)
Aberdeen Diversified Income Fund
(formerly, Aberdeen Optimal Allocations Fund: Moderate)
Aberdeen Diversified Alternatives Fund
(formerly, Aberdeen Optimal Allocations Fund: Specialty)

Aberdeen Small Cap Fund
Aberdeen Global Small Cap Fund
Aberdeen Asia Pacific (ex-Japan) Equity Fund
Aberdeen Global Fixed Income Fund
Aberdeen Asia Bond Fund
Aberdeen Tax-Free Income Fund
Aberdeen Core Fixed Income Fund*
Aberdeen Emerging Markets Debt Local Currency Fund
Aberdeen Ultra-Short Duration Bond Fund
Aberdeen Asia-Pacific Smaller Companies Fund
Aberdeen U.S. Equity Fund
Aberdeen High Yield Fund
(formerly, Aberdeen U.S. High Yield Bond Fund)
Aberdeen Emerging Markets Debt Fund
Aberdeen European Equity Fund
Aberdeen Latin American Equity Fund

* On December 10, 2014, the Board of Trustees of the Trust approved the liquidation of the Aberdeen Core Fixed Income Fund, which liquidation is expected to take place on or about February 12, 2015.  The Core Fixed Income Fund shall be deemed removed from this Exhibit B effective as of the date that the winding-up of the Fund’s affairs is complete and the Administrator is no longer providing services with respect to the Fund.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name:	Alan Goodson
Title:	Vice President